AMENDMENT FOUR
TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT

This AMENDMENT FOUR TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT (this "Amendment") is made effective as of May 1, 2019, and is entered into between GK FINANCING, LLC, a California limited liability company ("GKF"), and JACKSON HMA, LLC, a for-profit Mississippi limited liability company (formerly known as Jackson HMA, Inc. and currently doing business as Merit Health Central) ("Medical Center"), with reference to the following recitals:

Recitals:

WHEREAS, GKF and Medical Center entered into a Lease Agreement for a Gamma Knife Unit dated November 1, 1999, as amended by (i) an Addendum to Lease Agreement For A Gamma Knife Unit; (ii) an Addendum Two to Lease Agreement For A Gamma Knife Unit dated as of November, 2006; and (iii) an Amendment Three to Lease Agreement for a Gamma Knife Unit dated as of February 23, 2010 (as amended, the "Lease"), and the parties desire to further amend the terms and provisions of the Lease as set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Agreement:

1. Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Lease.

2. Acknowledgment of Successor Legal Entity. Medical Center represents and warrants to GKF that, pursuant to a series of mergers and conversions involving various Delaware and/or Mississippi corporations and limited liability companies of the same name (i.e., Jackson HMA, Inc. and/or Jackson HMA, LLC), Jackson HMA, LLC, a for-profit Mississippi limited liability company, is the sole surviving entity and successor-in-interest by operation of law to all of the rights and obligations of Jackson HMA, Inc. under the Lease.

3. Cobalt-60 Reload.

3.1 Scheduling and Process for the Reload. Subject to the terms and conditions set forth herein, GKF shall reload the Equipment (i.e., the existing Perfexion Model) with new Cobalt-60 that meets the manufacturer's radioactivity level specifications (the "Reload"). GKF shall use its commercially reasonable efforts to perform the Reload in the fourth quarter of 2019, or such other time as mutually agreed to in writing by Medical Center and GKF, subject to availability of Cobalt-60 from the equipment manufacturer, and issuance of all regulatory approvals, permits and/or waivers in a timely manner. The parties acknowledge that Medical Center may not be able to perform Procedures for approximately three weeks during the Reload. Notwithstanding anything to the contrary contained in this Amendment, GKF makes no representation or warranty to Medical Center concerning the Reload, and GKF shall have no obligation or liability to pay any damages to Medical Center resulting therefrom, including, without limitation, any lost revenues or profits during the period of time that the Equipment is unavailable to perform Procedures during the Reload.

3.2 Medical Center Personnel and Services. Upon request and as required by GKF, Medical Center, at Medical Center's cost and expense, shall provide GKF with Medical Center personnel

(including Medical Center's physicists) and services, including security, in connection with the Reload, among other things, to oversee, supervise and assist with construction and compliance with local, state and federal regulatory requirements and with nuclear regulatory compliance issues and the calibration of the Equipment. Medical Center shall not be entitled to reimbursement for its personnel costs, internal costs or overhead in connection with the Reload. Notwithstanding anything to the contrary set forth herein, the Reload shall be performed by GKF only after all necessary and appropriate licenses, permits, approvals, waivers, consents and authorizations, and the proper handling of the Cobalt-60 (collectively, the "Permits"), have been obtained by Medical Center at Medical Center's sole cost and expense. Subject to Section 3.1 above and this Section 3.2, the actual costs of the Reload paid or payable to third parties shall be the responsibility of GKF.

3.3 Lender Documentation. Upon request by GKF and at GKF's reasonable expense, Medical Center shall execute and deliver a commercially reasonable form of subordination, attornment and non-disturbance or other documentation if such a document is reasonably requested by the third party financing company which holds a security interest in the Equipment.

3.4 Acceptance Tests. Upon receipt of Elekta's report on the results of the Acceptance Tests (as defined in the LGK Agreement), Medical Center shall have five (5) business days to review and validate the results of the Acceptance Tests to confirm that the Equipment meets the manufacturer's specifications and documentation. If Medical Center fails to respond within such five (5) business day period, Medical Center may request in writing a one-time five (5) business days extension from GKF. If Medical Center fails to respond within such five (5) business day period (as may be so extended), Medical Center shall be deemed to have validated and confirmed the results of the Acceptance Tests.

4. Extension of Term of the Lease. The Term of the Lease is hereby further extended for a period of six (6) years to April 30, 2025, plus an additional period of time equal to the period of time that the Equipment is unavailable to perform procedures due to the Reload. All references in the Lease to the "Term" shall be deemed to refer to the Term, as extended hereby.

5. Captions. The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Amendment.

6. Full Force and Effect. Except as amended by this Amendment, all of the terms and provisions of the Lease shall remain in full force and effect. In the event of any conflict or inconsistency between the terms and provisions of this Amendment and that of the Lease, the terms and provisions of this Amendment shall prevail and control.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date first written above.

"GKF":

GK FINANCING, LLC

By: *Ernest A Bates, M.D.*
Ernest A Bates, M.D. (Apr 24, 2019)

Ernest A. Bates, M.D.
Policy Committee Member

"Medical Center":

JACKSON HMA, LLC

By: *Barry R Moss*
Barry R Moss (Apr 25, 2019)

Name: Barry R Moss

Title: CEO